UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2012

CRYOPORT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California 92630

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2012, the Board of Directors (the “Board”) of CryoPort, Inc. (the “Company”) appointed Mr. Jerrell W. Shelton as the Company’s President and Chief Executive Officer. Mr. Shelton joined the Company’s Board of Directors on October 22, 2012.

Mr. Shelton, who is 67 years old, served on the Board of Directors and standing committees of Solera Holdings, Inc. from April 2007 through November 2011. From June 2004 to May 2006, Mr. Shelton was the Chairman and CEO of Wellness, Inc., a provider of advanced, integrated hospital and clinical environments. Prior to that, he served as CEO of IBM’s WebFountain. From October 1998 to October 1999, Mr. Shelton was Chairman, President and CEO of NDC Holdings II, Inc. Between October 1996 and July 1998, he was President and CEO of Continental Graphics Holdings, Inc. And from October 1991 to July 1996, Mr. Shelton served as President and CEO of Thomson Business Information Group. Mr. Shelton has a B.S. in Business Administration from the University of Tennessee and an M.B.A. from Harvard University. Mr. Shelton currently serves on the Advisory Board of Directors and the Nominating and Stewardship committee of the Smithsonian Institution Libraries.

On November 5, 2012, the Company entered into an employment agreement (the “Agreement”) with Mr. Shelton with respect to his employment as President and Chief Executive Officer. The Agreement provides an initial term of six months (the “Term”) and an agreement subsequent to the Term would be negotiated at the conclusion of the Agreement. The Agreement provides an initial annual base salary of $300,000 during the Term.

In addition, on the date of the Agreement, Mr. Shelton was awarded two options giving him the right to acquire an aggregate of 1,650,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of the Agreement, or $0.20 per share. The aggregate number of shares was determined by dividing $350,000 by the closing price of the Company’s common stock on the date of the Agreement, or $0.20 per share, and subtracting 100,000 shares, which is the number of shares of common stock that Mr. Shelton was given the right to purchase pursuant to the option that was issued to him in connection with his appointment to the Board of Directors on October 22, 2012. The first option issued in connection with the Agreement was issued under the Company’s 2011 Stock Incentive Plan and provides Mr. Shelton the right to purchase 650,000 shares of the common stock of the Company, which is the maximum that may be awarded to Mr. Shelton in this fiscal year under such plan. The second option provided Mr. Shelton the right to purchase 1,000,000 shares of common stock of the Company and was granted outside of the Company’s incentive plans. The options vest in six equal monthly installments during the Term and expire at the earlier of (a) ten years from the date of the Agreement, and (b) five (5) years from the date of the resignation and/or removal of the Mr. Shelton as a member of the Board of Directors of the Company.

While the Agreement is in effect, Mr. Shelton will be eligible to participate in all employee benefit plans or arrangements that are generally available to other employees and/or executives of the Company. Mr. Shelton will be covered by the Company’s D&O insurance policy and, as soon as practical, the Company will enter into an indemnification agreement with Mr. Shelton containing standard terms and conditions.

If Mr. Shelton terminates the Agreement, he dies, or he is terminated “for cause” (as defined in the Agreement), he will be entitled to all compensation and benefits that he earned through the date of termination. If he is terminated for cause, the Company may, to the extent allowed by law may set off losses, fines or damages that he has caused as a result of his misconduct. If he is terminated “without cause” (as defined in the Agreement), he will be entitled to the amount of salary that he would have earned during the remainder of the Term.

Mr. Shelton has agreed that he will not compete with the Company for a period of eighteen months following the termination of the Agreement. Additionally, during the Term and for a period of one year following the termination of the Agreement, Mr. Shelton has agreed not to solicit, induce, entice or attempt to solicit, induce, or entice any employee of the Company to leave employment with the Company.

In connection with the appointment of Mr. Shelton as the Company’s President and Chief Executive Officer, Mr. Shelton replaces Mr. Stefanovich as the Company’s principal executive officer and the Company’s Board of Directors has eliminated the Office of Chief Executive, which was comprised of independent directors who had assumed the day-to-day management responsibilities of the Company on an interim basis while they searched for a successor Chief Executive Officer. Mr. Stefanovich will continue to serve as the Company’s Chief Financial Officer, Treasurer and Corporate Secretary.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement attached as an exhibit, which is filed as Exhibit 10.45 to this Current Report on Form 8-K and is incorporated by reference herein.

A copy of the press release announcing Mr. Shelton’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.45	Employment Agreement dated November 5, 2012 with Jerrell W. Shelton

99.1	Press Release dated November 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: November 6, 2012	By:	/s/ Robert S. Stefanovich
Robert S. Stefanovich
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.45	Employment Agreement dated November 5, 2012 with Jerrell W. Shelton

99.1	Press Release dated November 5, 2012